Exhibit 99.1
MESSAGE FROM THE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
Solid Performance in 2008; Strong Balance Sheet
ATI earned $5.67 per share with revenues totaling $5.3 billion in 2008. It was the second best year for revenues and earnings per share in the Company’s history. This was accomplished with global economic conditions turning down sharply in the fourth quarter 2008, resulting in deteriorating demand in some key market segments for ATI.
Although ATI is not immune to the global downturn, our financial position remains strong. ATI has a solid balance sheet, a strong cash position, good liquidity, and we expect to continue to generate significant cash flow, even with reduced earnings in 2009. In 2008, we strengthened our position in key global markets and launched new production facilities.
At the end of 2008, we had nearly $2 billion in stockholders’ equity, $470 million of cash on hand, no significant debt maturing, no borrowings under our $400 million domestic credit facility, and net debt to total capitalization of 2%. ATI has an investment grade rating from the credit rating agencies with a stable outlook. Return on stockholders’ equity at the end of 2008 was a respectable 27% and return on capital employed was nearly 22%.
Primarily as a result of the historic negative returns in the equity and fixed income markets in 2008, we expect 2009 pre-tax retirement benefit expense of approximately $140 million. The 2009 retirement benefit expense is primarily non-cash.
Seeing Through the Fog of Uncertainty
As I write this letter in March 2009, global economic conditions resulting from the credit crisis have led to near-term uncertainty and lack of forward visibility for many of our customers. We intend to use these challenging times to positively differentiate ATI as a uniquely positioned, diversified, technology-driven, global specialty metals producer. It requires our best to see through the fog of uncertainty and risk, and to deploy and execute our plans to effectively compete, operate in, and navigate within the global recession for as long as it lasts. Simultaneously, we are looking to continue to position ATI for long-term success where opportunities may arise.
We are adjusting our operating schedules to market conditions, and we have prepared contingency plans that can be implemented if current conditions either decline or improve.
As a result of the transformation we began in 2004, ATI is better positioned for this downturn than ever before. We have significantly improved our competitive position in key products and global markets. We have long-term agreements for our core markets and products, such as jet engine, airframe, grain-oriented electrical steel for modernizing power distribution, and medical, and other requirement contracts for project work in markets such as oil and gas, chemical process industry, and nuclear energy.

We have taken over $600 million in real costs, before the effects of inflation, out of our businesses since 2004 and have a gross cost reduction plan of at least $150 million for 2009, which means taking on average $420,000 of costs out each day. We are also focused on improving inventory turns to generate additional cash from managed working capital as well as to help reduce our exposure to volatile raw materials costs. Since 2004, we have enhanced and modernized our business to have unsurpassed manufacturing capabilities, so we have better and more modern equipment compared to the last business downturn. We are entering new markets and market segments through our recently commissioned Market Sector Teams.
We continue to manage for solid earnings and strong cash flow. Our goal is to come out of the recession an even stronger and better company.
Diversified Products and Markets
ATI is a diversified specialty metals company. No other specialty metals company offers the breadth of products and product forms of ATI. Key to our recent and future success is bringing all the assets and products that we produce into a unified global marketing strategy. A change in the philosophy and the transformation of the Company is emphasizing that we are a unique global specialty metals company. In 2008, we derived 28% of our sales dollars, or $1.5 billion, from direct international sales.
ATI’s performance is being driven by the global aerospace and defense, oil and gas, chemical process industry, electrical energy, and medical markets which totaled over 70% of sales in 2008.
We like these markets today. We like these markets for the future. In 2008, we implemented our Market Sector Team concept for further growth in these key markets. Market Sector Teams focus ATI’s full range of diversified products, technologies, and manufacturing capabilities to a targeted market or market segment.
By technologies, we mean using our extensive research and development assets to apply existing alloys to new applications or develop new alloys and products to meet customers’ needs.
Our current Market Sector Teams — ATI Aerospace, ATI Defense, ATI Oil & Gas, and ATI Nuclear Energy — give us opportunities to penetrate the airframe segment, develop new business in defense, and seek growth opportunities in the global oil and gas and nuclear energy markets.
We are in the process of analyzing the results of the many economic stimulus packages that have been announced by the U.S. government and by the governments of other countries. How fast these packages are implemented and how much is focused on our major markets are the questions we are eager to have answered.
Nearly anything in these stimulus packages involving energy infrastructure would be good for ATI. We like power generation, both traditional and renewable energy, such as nuclear, wind, solar, and geothermal. We like power distribution, including the modernization of the existing distribution grid or building a new grid. We also like the weatherization of homes and buildings. Any programs focused on clean water and mass transit would also be good for the consumption of ATI’s specialty metals.
In our 2006 annual report, I wrote to you, “The specialty metals we make are necessary for the infrastructure projects that must be built in developing countries as well as for the rebuilding of the infrastructure in developed countries like the U.S. and throughout Europe.” In 2007, I wrote, “The U.S. energy infrastructure is aging and must become more efficient. It needs to be fixed and upgraded. In my view, ignoring our nation’s energy infrastructure could lead to a catastrophic event.”
We welcome that the U.S. government and many other governments of the world are now focused on building or rebuilding infrastructure.

Direction and Vision, Which Remain Intact
•	Unsurpassed Manufacturing Capabilities

•	The Most Advanced Specialty Metals Technology

•	Flexibility

•	Target Markets and Market Segments

•	Global Reach
We are investing in our U.S. operations because we believe that a U.S. manufacturer can compete in a global economy. To compete globally, ATI must have unsurpassed manufacturing capabilities, the most advanced specialty metals technology, flexibility, and global reach. We believe our customers value ATI as a technology leader that provides a geopolitically secure source of diversified specialty metals.
We have self-funded $1.3 billion in capital expenditures and asset acquisitions from 2005 to 2008. We currently expect self-funded capital expenditures of $450 million in 2009. This is lower than our previous expectation for 2009 of up to $600 million as we are adjusting the timing of the projects in light of the challenging market environment expected this year. ATI is conservative in our cash management practices and we plan to continue to self-fund our strategic investments in line with our cash flow. We expect to generate high returns on these investments similar to the returns we are generating today.
Our strategy is to invest in the best equipment in the world. It requires our specialty metals technology and proprietary knowledge to run this equipment effectively to produce the high quality products demanded by our customers. We continue to invest in our titanium and titanium alloys capabilities and we now are integrated from titanium sponge to the most advanced melting operations to hot working and finishing. We have expanded our nickel-based alloy and superalloy production capabilities. We have the latest technology in our titanium and specialty plate production facility. We have upgraded our cold-rolling operations. We are adding zirconium sponge capacity to prepare our integrated zirconium operation for what we see as the upcoming renaissance in the nuclear electrical energy market. Our Precision Rolled Strip® joint venture expansion in China is ramping up this year.
In September 2008, we announced a $1.16 billion project for our Flat-Rolled Products segment to consolidate two of our melt shops into one and build the world’s most advanced and powerful hot-rolling and processing facility for specialty metals. The grain-oriented electrical steel and specialty steel melt shop consolidation is expected to provide significant cost reductions and improved yields beginning in 2010. We are currently working on the engineering, permitting, and land and site preparation for the hot-rolling and processing facility.
The advanced hot-rolling and processing facility is a four-year project that is expected to redefine our flat-rolled products business and further transform that business into a great company. We expect to be able to go wider, thinner, flatter, and faster across the range of our high-value and standard flat-rolled products.
When the project is completed in late 2012, we will be able to better use our existing finishing assets to provide faster flow times to improve customer service, reduce costs, reduce our exposure to volatile raw materials costs, and reduce the amount of cash needed for managed working capital.

Each of these capital projects advances ATI’s technology and manufacturing leadership in these difficult-to-produce specialty metals. They also provide the necessary capabilities to manufacture specialty metals for advanced components needed for next generation and future generation aircraft airframes and jet engines, electrical power plants, alternative energy applications, energy saving products, and other global infrastructure projects.
Couple this new equipment with our ATI Business System (ATIBS) business processes and the flexibility and talent of our people and we are well on our way to becoming a great company. A great company must have the best assets and the most advanced technology. Great companies need smart people, the latest equipment, and the most advanced technology to provide customers the best solutions and unparalleled service.
To be successful in a rapidly changing world, a great company must demonstrate flexibility from the shop floor to sales and marketing. Because of our diversified products and markets, and our flexibility and global reach, ATI has the capability to move our periscope to target markets and market segments. We can quickly adapt to changing market conditions and seek opportunities for our specialty metals from around the world.
A good example of being flexible is our move into the global industrial titanium market. As we became integrated in titanium, we had the titanium sponge, electron beam melt, and finishing capacity to grow in the markets for industrial titanium. In just two years, ATI along with our Uniti titanium joint venture has grown from a minor source of industrial titanium products to one of the leading suppliers in the world.
We are looking for opportunities that better position ATI going forward. We are keeping our strategies and vision for ATI in place. We are maintaining our self-funded capital strategies while adjusting for expected cash flow.
We believe that effective management, unsurpassed manufacturing capabilities, the best technology, and flexibility will be the winning combination.
Positioned to Capitalize on What We Do Well
We are positioned to capitalize on what we do well. Our future is being invented by the people of ATI, and our technology depth and product diversification, both in terms of alloys and product forms. ATI has long been a leader in specialty metals technology and our capital investments are aimed at maintaining and enhancing our mission-critical role.
Our future is being driven by the demands of the world’s citizens — for mobility, manufactured goods, clean air and water, and a modern infrastructure — and by our customers who make the products to meet these demands. ATI and our customers together are focused on developing the technology and products that enable social progress and industrial development.
We have a defined view of the future and we have the financial means and people to continue to move ATI forward.

Value-Based Leadership
Each year, I remind you how we define the guiding principles of Building the World’s Best Specialty Metals Company ®. These principles drive our strategy. It starts with Value-Based Leadership. Value-Based Leaders are the true difference in companies that move people to new levels of achievement and success. I look for the leaders within ATI to move this company forward by demonstrating these key attributes as individuals:
•	Integrity as the Cornerstone of Leadership...being honest and forthright in everything. Empowering people to trust, communicate, and take action within established boundaries.

•	Accountability for outcomes that ensure the long-term success of ATI.

•	Safety and Health and Environmental Compliance are the prerequisites to all operations.

•	Product Quality and Excellence is demonstrated in everything we do.

•	Technology, Creativity, Learning, and Freedom of people to reach their individual potential is the culture of the company.
In Building the World’s Best Specialty Metals Company, we focus on markets whose prospects are largely tied to long-cycle industries that are in what we see as the early stages of long-term growth.
In Building the World’s Best Specialty Metals Company, we aim to do more, make our products better, and implement and execute faster through ATIBS. ATIBS drives our lean manufacturing initiatives, improves safety, quality and yields, further reduces overhead cost structures and delivers excellent customer reliability and service.
I want to personally thank our stockholders, our Board of Directors, our employees, and the communities in which we operate our businesses for their continued support of ATI.
Pat Hassey
Chairman,
President and
Chief Executive Officer